Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bank & Trust Forms Strategic Partnership with Caliber
Revitalizing Communities with the Community Reinvestment Act

Addison, Texas – September 7, 2021 / Business Wire / – Guaranty Bancshares, Inc., (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced that its bank subsidiary has formed a partnership with Caliber (CaliberCos Inc.), a vertically-integrated alternative asset manager and fund sponsor, in an effort to drive investments that will revitalize communities across Texas through real estate developments.

Consistent with the goals of the Community Reinvestment Act (CRA), Guaranty and Caliber will provide increased affordable housing opportunities by investing in low and moderate income (LMI) neighborhoods. Guaranty is supplying Caliber with capital that Caliber will invest alongside its Caliber Tax-Advantaged Opportunity Zone Fund, LP – combining the Opportunity Zone tax incentive with community reinvestment.

“This is a transformative time in Caliber’s history,” stated John Hartman, Chief Investment Officer of Caliber. “As we expand our investment platform across private and public markets, we anticipate that our partnership with Guaranty will continue to evolve and grow in tandem with our initiatives to develop wealth for our investors and the communities we invest in.”

The capital structure consists of $50 million of total funds to deploy into qualified real estate developments. Caliber will manage the funds as a sidecar to its existing U.S.-based fund platform while focusing its efforts on Texas based markets, such as Austin, Bryan/College Station and Dallas, along with Guaranty. Further, Caliber will be tasked with sourcing appropriate developments, acquiring, and managing those developments, as well as reporting its progress to Guaranty.

Ty Abston, CEO of Guaranty stated, “We are proud to be partnering with Caliber to provide an attractive capital source that will fund Caliber’s initiatives to revitalize low and moderate income communities within the Austin, Bryan/College Station and Dallas markets through their dedicated opportunity zone funds and other real estate centric funds.”

ABOUT GUARANTY BANCSHARES, INC. and GUARANTY BANK & TRUST

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of June 30, 2021, Guaranty Bancshares, Inc. had total assets of $2.93 billion, total loans of $1.89 billion and total deposits of $2.53 billion. Visit gnty.com for more information.

ABOUT CALIBER

Caliber – the Wealth Development Company – is a middle-market alternative asset manager and fund sponsor with approximately $500 million in assets under management. The Company sponsors private funds, private syndications, as well as externally-managed real estate investment trusts (REITs). It conducts substantially all business through CaliberCos, Inc., a vertically integrated series of businesses that are strengthened by more than 70 professionals with decades of experience in commercial real estate, capital markets, alternative investments as well as mergers and acquisitions. The Company strives to build wealth for its investors by offering a diverse host of investment solutions that fit its investors’ optimal balance of risk-adjusted returns and attractive investment performance. Caliber primarily focuses on middle-market growth areas, such as Arizona, Colorado, Nevada, Texas, Utah, Idaho and Alaska. The Company assesses other markets that have similar supply and demand fundamentals with emerging population and job growth. Caliber delivers a full suite of alternative investments to a $4 trillion market that includes high net worth, accredited and qualified investors, as well as family offices and smaller institutions. This strategy allows the Company to opportunistically compete in an evolving middle-market arena for alternative investments that range between $5 million and $50 million on a per-project basis. Additional information can be found at www.CaliberCo.com and www.CaliberFunds.co.

Guaranty Contact
Cappy Payne Senior Executive Vice President & CFO Guaranty Bancshares, Inc. 1-888-572-9881
investors@gnty.com

Caliber Contact
Victoria Rotondo
1-480-295-7600
Victoria.Rotondo@CaliberCo.com

Caliber Investor Contact
Mary Jensen
1-310-526-1707
Mary.Jensen@CaliberCo.com

Caliber Media Contact
Susan Assadi
1-480-510-4881
Susan.Assadi@gapr.biz